Exhibit 99.(H)(1)

AMENDED AND RESTATED ADMINISTRATIVE AND ACCOUNTING SERVICES AGREEMENT

THIS AMENDED AND RESTATED ADMINISTRATIVE AND ACCOUNTING SERVICES AGREEMENT (the “Agreement”) is made this 1st day of September, 2021 between Thompson IM Funds, Inc., a Wisconsin corporation (the "Corporation"), and Thompson Investment Management, Inc., a Delaware corporation ("TIM"), and amends and restates that certain Administrative and Accounting Services Agreement dated November 9, 2017, between the Corporation and TIM.

WITNESSETH

WHEREAS, the Corporation is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and is authorized to issue its shares of capital stock in one or more series, as designated from time to time by the Corporation's Board of Directors; and

WHEREAS, the Corporation desires to retain TIM to provide administrative and accounting services to the Corporation and its mutual fund series and TIM has agreed to render such services.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Appointment. The Corporation hereby appoints TIM to provide administrative services and act as accounting services agent to provide the services described herein regarding administration, accounting, bookkeeping, and pricing of shares (cumulatively, the "Services") for the periods and on the terms herein set forth, for each mutual fund series identified on Attachment A to this Agreement, as modified from time to time by the mutual consent of the parties (each, a "Fund" and collectively, the "Funds"). TIM accepts such appointment and agrees to render the Services for the compensation herein provided. For all purposes herein TIM shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Corporation or a Fund in any way or otherwise be deemed an agent of the Corporation or a Fund.

2.             Services.

(a)            Administrative Services.

(i)             TIM, giving due recognition to the fact that certain of such operations are performed by others, such as the custodian, transfer agent, distributor, and investment adviser to the Funds ("Other Service Providers"), shall provide supervision of all aspects of the Funds' operations not provided by Other Service Providers or pursuant to paragraph 2(b) below;

(ii)            TIM shall, to the extent not provided by Other Service Providers or pursuant to paragraph 2(b) below, provide the Funds with personnel to perform such executive, administrative and clerical services and with office space, equipment, and other facilities as are reasonably necessary to provide effective administration of the Funds;

(iii)           TIM shall, to the extent not provided by Other Service Providers or pursuant to paragraph 2(b) below, arrange for (A) the preparation for the Corporation of all required tax returns, (B) the preparation and submission of reports to existing shareholders of the Funds, and (C) the periodic updating of each Fund's Prospectus and Statement of Additional Information and the preparation of reports filed with the Securities and Exchange Commission and other regulatory authorities;

(b)             Accounting Services.

(i)             TIM shall prepare the financial statements of each Fund at the times and in the form as required by the 1940 Act, and at such other times (not more frequently than monthly) and in such forms as the Corporation may reasonably request. In so preparing the financial statements, each Fund shall have, at its own expense, the assistance of the Fund's independent public accountants.

(ii)            TIM shall maintain and keep current all of the accounts, books and other documents of each Fund specified in paragraph (a) and those required under the 1940 Act except for those maintained by the Fund's Other Service Providers.

(iii)           TIM shall calculate the net asset value per share of each Fund at the times and in the manner described in the Fund's then-current Prospectus and Statement of Additional Information, as presently in effect, and as amended, supplemented and/or superseded from time to time. In so calculating the net asset value per share of each Fund, TIM shall be responsible for determining the value of the portfolio securities of each Fund in the manner described in the Fund's then-current Prospectus and Statement of Additional Information. If an independent pricing service or available market data is used by TIM to determine such values, any expense of such service or associated with obtaining such market data shall be borne by the appropriate Fund. TIM shall prepare and maintain price make-up sheets and such other records as are necessary to reflect the determination of the net asset value per share for each Fund.

TIM agrees that all books, accounts and other documents which it maintains for each Fund are the property of the Fund and it will surrender promptly to the Fund any of such books, accounts and other documents upon the Fund's request. Such books, accounts and other documents shall be maintained by TIM in accordance with and for the time periods specified by applicable rules and regulations, including Rule 31a-2 under the 1940 Act, and in the event of the termination of this Agreement, all such books, accounts, or other documents shall be returned to Corporation free from any claim or assertion of rights by TIM.

(c)             TIM shall maintain such staff and employ or retain such personnel and consult with such other persons as shall from time to time be reasonably necessary to perform

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the Services. TIM shall provide such office space, facilities, equipment and other assets and resources as shall be reasonably necessary to perform the Services.

(d)             TIM, in the performance of its duties under this Agreement, shall act in conformity with the Corporation's Articles of Incorporation and Bylaws, each Fund's then-current Registration Statement, the codes, policies and procedures maintained by the Corporation and applicable to the Services, and the instructions and directions of the Board of Directors of the Corporation, and shall comply with and conform to the requirements of the 1940 Act, applicable provisions of the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws, regulations and rulings.

(e)             TIM shall render to the Board of Directors of the Corporation such periodic and special reports as the Board may reasonably request.

(f)             TIM shall, for purposes of this Agreement, have and exercise full discretion and authority to act as agent for the Funds in facilitating their day-to-day operations, subject to supervision by the Board. Nothing in this Agreement shall be deemed to diminish the obligations of any Other Service Provider of the Corporation or other agent or other person not a party to this Agreement that is obligated to provide services to the Funds.

3.             Use of Affiliated Companies and Subcontractors. In connection with the Services, TIM may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon approval of the Corporation's Board of Directors, make use of (i) its affiliated companies, if any, and their directors, officers, and employees and (ii) qualified subcontractors selected by TIM, provided that TIM shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such affiliated companies shall be borne by TIM and all costs and expenses associated with services provided by any such subcontractors shall be borne by the Corporation, in each case to the extent not borne by such third parties.

4.             Instructions, Opinions of Counsel, and Signatures. At any time TIM may request instructions regarding the Corporation or the Funds from any duly authorized agent of the Corporation, and may consult with counsel for the Corporation or its own counsel, in respect of any matter arising in connection with this Agreement, and it shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such counsel. TIM shall be protected in acting upon any such instruction, advice, or opinion and upon any other paper or document delivered by the Fund or such counsel believed by TIM to be genuine and to have been signed by the proper person or persons, and shall not be held to have notice of any change of authority of any officer or agent of the Fund, unless such change was authorized by a duly authorized employee of TIM or TIM shall have received written notice thereof from the Fund.

5.             Expenses. During the term of this Agreement, TIM will pay all costs incurred by it in connection with the performance of the Services except as otherwise expressly provided herein and other than the fees and expenses of third parties (such as legal counsel, auditors,

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and third-party data providers (including, by way of example only, Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, and Lipper)) and the out-of-pocket costs of the preparations, submissions, updatings and filings referred to in paragraph 2(a)(iii).

6.             Compensation. As full compensation for TIM providing the Services and assuming the expenses pursuant to this Agreement, TIM will receive from each Fund a fee equal to 0.15% of the first $30 million of the Fund's average daily net assets, 0.10% of the next $70 million of the Fund's average daily net assets, and 0.03% of the Fund's average daily net assets in excess of $100 million. The fee is subject to an annual minimum per Fund equal to the sum of the actual out-of-pocket costs to TIM attributable to all outsourced sub-fund accounting and sub-fund administrative Services performed by U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services) or any successor thereto.

7.               Duration and Termination. This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party without penalty on 60 days' written notice to the other party. Each party may also terminate this Agreement with respect to any one or more Funds on 60 days' written notice to the other party, without affecting the effectiveness hereof with respect to any other Funds.

8.               Nonexclusivity. The services of TIM to the Funds hereunder are not to be deemed exclusive, and TIM shall be free to render similar services to others so long as rendering such similar services does not impair TIM’s ability to provide the services to TIM contemplated by this Agreement.

9.               Standard of Care. Neither TIM nor any of its directors, officers, shareholders, agents or employees shall be liable to the Corporation, any Fund, or shareholders of either for any error of judgment or mistake of law, or for any action taken or thing done by it, or its subcontractors or agents, on behalf of the Corporation or any Fund in carrying out the terms and provisions of this Agreement on the part of TIM, its subcontractors, or agents; provided that nothing in this Agreement shall be construed to protect TIM or its directors, officers, shareholders, agents or employees from liability to the Corporation, any Fund, or shareholders of either to which TIM would otherwise be subject by reason of (i) willful misfeasance, bad faith, or gross negligence, in the performance of TIM's duties, or by reason of TIM's reckless disregard of its obligations and duties under this Agreement, or (ii) to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.

10.            Assignment. Neither party may assign this Agreement or any interest hereunder either voluntarily or involuntarily, by operation of law or otherwise, without the prior consent of the other party.

11.             Headings. The headings and captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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12.             Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.             Construction, Governing Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin and applicable provisions of the 1940 Act, the Securities Act of 1933, as amended, the Securities Act of 1934, as amended, and the Investment Advisers Act of 1940, as amended, and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

14.             Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by electronic transmission (in .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

15.             Complete Agreement. This Agreement expresses the complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement between the parties with respect to the subject matter hereof, including without limitation that certain Administrative and Accounting Services Agreement dated November 9, 2017, between the Corporation and TIM.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

THOMPSON IM FUNDS, INC.

By:	/s/ Jason L. Stephens
Jason L. Stephens, Chief Executive Officer

THOMPSON INVESTMENT MANAGEMENT, INC.

By:	/s/ Jason L. Stephens
Jason L. Stephens, Chief Executive Officer

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ATTACHMENT A

TO AMENDED AND RESTATED ADMINISTRATIVE AND ACCOUNTING SERVICES AGREEMENT

This Agreement shall apply with respect to the following Funds:

1.	LargeCap Fund.

2.	MidCap Fund.

3.	Bond Fund.